Exhibit 99.3

Important Notice Concerning Your Rights under the Science

Applications International Corporation (SAIC) Retirement Plan

DATE: March 31, 2006

TO: SAIC Retirement Plan Participants

FROM: John H. Warner, Jr., Chairman, SAIC Retirement Plan Committee

SUBJECT: SAIC Stock Trade for Retirement Plan

Dear Plan Participant,

This memo is a reminder that Science Applications International Corporation (“SAIC”) has scheduled the next SAIC Retirement Plan* trade date for May 12, 2006. The May 12th trade is for participants in the SAIC Retirement Plan, the AMSEC Retirement Plan and the Telcordia 401(k) Plan who wish to submit exchanges or distributions from the SAIC Stock Funds held in those plans. In addition, SAIC announced that a limited market trade date for SAIC stockholders has been scheduled for June 30, 2006. Participants in the SAIC Retirement Plan, the AMSEC Retirement Plan and the Telcordia 401(k) Plan may also be able to exchange SAIC stock in their accounts in connection with the trade date scheduled for June 30th.

Please note the following schedule of important dates for both the May 12th and June 30th trade dates.

KEY DATES FOR 2006 SAIC RETIREMENT PLAN TRADES

EVENT	May 12 TRADE SCHEDULE	JUNE 30 TRADE SCHEDULE
Distributions from the Plan and In-service Withdrawal Request Cutoff Date	April 28, 2006	June 16, 2006
Rollover into the SAIC Plan - Submission Cutoff Date	May 5, 2006	June 23, 2006
Board Pricing Date	May 5, 2006	June 23, 2006
Cutoff Date for requesting exchanges from the SAIC Exchangeable Stock Funds	May 9, 2006	June 27, 2006
Exchange/Trade Date	May 12, 2006	June 30, 2006

As a participant or beneficiary in the SAIC Retirement Plan, you may trade the portion of your account that is invested in exchangeable SAIC Stock** only on a scheduled Retirement Plan trade date. It is recommended that you consult with your personal financial advisor to review your Retirement Plan holdings, goals and objectives in order to determine if this opportunity makes sense for you.

If you have any additional questions regarding this notice, you may contact the Vanguard Customer Service Center at (800) 523-1188. Representatives are available between 8:30 a.m. and 9:00 p.m., Eastern Time, Monday through Friday.

Sincerely,

John H. Warner, Jr. Chairman of the SAIC Retirement Plan Committee

*	The SAIC 401(k) Profit Sharing Plan and SAIC Employee Stock Retirement Plan combined to form the SAIC Retirement Plan effective January 1, 2006.

**	In addition to exchangeable SAIC stock, participants who are no longer employed by SAIC may exchange their non-exchangeable SAIC stock in the Retirement Plan trade. Also, participants who are employed by SAIC and are 55 years old may have rights to diversify some of their non-exchangeable SAIC stock depending on their years of service with SAIC.

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